EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated January 10, 2008 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 666 (Pennsylvania Insured Municipals Income Trust, Series 316 and Investment Grade Municipals Trust, Series 71) as of January 10, 2008 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our report in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                          GRANT THORNTON LLP

New York, New York
January 10, 2008